Exhibit 99.1

Company Contact:

Bill Willett

Programmer's Paradise(R), Inc.

Chairman and Chief Executive Officer

(732)-389-8950

bill.willett@programmers.com

PROGRAMMER'S PARADISE(R), INC. REPORTS 2004 FIRST QUARTER
FINANCIAL RESULTS

NET SALES INCREASE 36%

EARNINGS PER SHARE OF $.10

SHREWSBURY, NJ, April 22, 2004 - Programmer's Paradise(R), Inc. (NASDAQ: PROG) today reported financial results for the first quarter ended March 31, 2004. The results will be discussed in a conference call to be held on Friday, April 23, 2004 at 10:00 AM Eastern time. The dial-in telephone number is (703) 871-3096 and the pass code is "PROG".

Revenue for the quarter ended March 31, 2004 was $20.7 million compared with $15.2 million for the quarter ended March 31, 2003. This year-over-year increase of 36% reflects a more favorable IT spending environment, improved productivity and expansion of our account executive team.

Bill Willett, Chairman and Chief Executive Officer, stated, "Our seasoned account executives continue to gain market share and with the improved market condition we will continue to expand our account executive team."

Earnings per share for the quarter were $.10 compared with earnings per share of $.01 for the same quarter of 2003.

Programmer's Paradise, Inc. is a marketer of technical software and hardware for microcomputers, servers and networks in the United States and Canada. Programmer's Paradise offers a wide variety of technical and general business application software, PC hardware and components from a broad range of publishers and manufacturers. Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Bill Willett, CEO of Programmer's Paradise, Inc. at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.

- Tables Follow -

PART I - FINANCIAL INFORMATION

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	March 31, 2004 (Unaudited)	December 31, 2003 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$ 2,823	$ 5,878
Marketable Securities	7,583	5,033
Accounts receivable, net	9,282	7,783
Inventory - finished goods	1,257	1,119
Prepaid expenses and other current assets	547	333
Total current assets	21,492	20,146

Equipment and leasehold improvements, net	274	292
Other assets	51	51
Total assets	$ 21,817 ========	$ 20,489 ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 10,098	$ 8,919
Dividend payable	382	375
Total current liabilities	10,480	9,294

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000
shares; issued 5,284,500 shares	53	53
Additional paid-in capital	33,717	34,099

Treasury stock, at cost, 1,465,715 shares and
1,533,970 shares, respectively	(4,300)	(4,490)
Retained earnings	(18,183)	(18,545)
Accumulated other comprehensive loss	50	78
Total stockholders' equity	11,337	11,195
Total liabilities and stockholders' equity	$ 21,817 =======	$ 20,489 =======

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

Three months ended
March 31,
2004		2003

Net sales	$ 20,679	$ 15,198

Cost of sales	18,078	13,210

Gross profit	2,601	1,988

Selling, general and administrative expenses	2,222	1,978

Income from operations	379	10

Interest income, net	39	31

Unrealized foreign exchange gain/(loss)	(21)	22

Income before income tax provision	397	63

Provision for income taxes	35	22

Net income	$ 362 =======	$ 41 ======

Net income per common share-Basic	$ 0.10	$ 0.01

Net income per common share-Diluted	$ 0.09	$ 0.01

Weighted average common shares outstanding-Basic	3,797	3,745

Weighted average common shares outstanding-Diluted	4,084	3,754

Reconciliation to comprehensive income:
Net Income	$ 362	$ 41
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	10	(5)
Foreign currency translation adjustments	(38)	124
Total comprehensive income	$ 334 =======	$ 160 ======